                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT

                                      OF

                                 THE BYLAWS OF

                          ESSEX PROPERTY TRUST, INC.

                            a Maryland corporation

     The undersigned, Michael J. Schall, hereby certifies that:

          1. He is the duly elected Assistant Secretary of Essex Property Trust, Inc., a Maryland corporation (the "Company").

          2. Effective as of February 14, 2000, Section 1.11 of Article I of the Company's Bylaws was amended in its entirety to read as follows:

     SECTION 1.11  Annual Meetings and Stockholder Proposals.  Nominations of
                   -----------------------------------------
individuals for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 1.11, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.11.

     For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of the preceding paragraph of this Section 1.11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of stockholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to being before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the number of shares of each class of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     Notwithstanding anything in the second sentence of the preceding paragraph of this Section 1.11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following on which such public announcement is first made by the Corporation.

     Notwithstanding the preceding two paragraphs, for nominations of individuals for election as a "Series 1996A Director(s)" (as defined in Section 2.2), pursuant to clause (iii) of the first paragraph in this Section 1.11, to be properly brought before a meeting of stockholders, the holder of "Series 1996A Stock" (as defined in Section 2.2) shall deliver his or her nomination(s) to the Secretary of the Corporation at the principal executive offices not less than 60 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The Corporation shall promptly notify the holders of Series 1996A Stock if the date of the annual meeting is advanced by more than 30 days from such anniversary date, and any nomination shall be considered timely if delivered to the Secretary either within 60 days after receipt of such notice or not less than 60 days prior to the date of the annual meeting as contained in such notice.


          3. Effective as of February 14, 2000, Section 2.2 of Article II of the Company's Bylaws was amended in its entirety to read as follows:

               "SECTION 2.2  Number of Directors.  The Corporation shall have at
                             -------------------
least the minimum number of directors required by the Maryland General Corporation Law. The Corporation shall have a Board of Directors consisting of eleven directors. Ten of the eleven directors, hereinafter referred to as the "Common Directors," shall be elected by the holders of common stock and the holders of all classes or series of stock who vote together with the holders of common stock and the remaining director, hereinafter referred to as the "Series 1996A Director" shall be elected by the holders of the 8.75% Convertible Preferred Stock, Series 1996A (the "Series 1996A Stock"), voting separately as a class. The number of directors may be increased upon certain events as provided in (i) Article First, Section 3 of the Articles Supplementary classifying 1,600,000 shares of Common Stock as shares of 8.75% Convertible Preferred Stock, Series 1996A (or Article FIFTH, subsection (e) of any restatement of the Charter) (the "Articles Supplementary (Series 1996A Stock)"), (ii) Article Third, Section 6 of the Articles Supplementary classifying 2,000,000 shares of Common Stock as shares of 7.875% Series B Cumulative Redeemable Preferred Stock (or Article FIFTH, subsection

(f) of any restatement of the Charter), (iii) Articles First, Section 3.c of the Articles Supplementary Reclassifying 6,617,822 shares of Common Stock as 6,617,822 shares of Series A Junior Participating Preferred Stock (or Article FIFTH, subsection (g) of any restatement of the Charter), (iv) Article Third,
Section 6 of the Articles Supplementary classifying 500,000 shares of Common Stock as 500,000 shares of 9 1/8% Series C Cumulative Redeemable Preferred Stock (or Article FIFTH, subsection (h) of any restatement of the Charter), (v) Article Third, Section 6 of the Articles Supplementary classifying 2,000,000 shares of Common Stock as 2,000,000 shares of 9.30% Series D Cumulative Redeemable Preferred Stock (or Article FIFTH, subsection (h) of any restatement of the Charter), (vi) Article Third, Section 6 of the Articles Supplementary classifying 2,200,000 shares of Common Stock as 2,200,000 shares of 9.25% Series E Cumulative Redeemable Preferred Stock (or Article FIFTH, subsection (h) of any restatement of the Charter), and (vii) in any additional articles supplementary to the Charter adopted by the Board of Directors pursuant to authority conferred upon the Board of Directors by Article FIFTH of the Charter. All directors shall be classified with respect to their respective terms of office as provided in
Section 2.3 and each director shall serve until the expiration of his or her term and until his or her successor is elected and qualifies."

          IN WITNESS HEREOF, the undersigned has set his hand hereto this 14th day of February 2000.



                                 /s/ Michael J. Schall
                                ----------------------------
                                Michael J. Schall
                                Assistant Secretary